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                                                                      Exhibit 12



                       THE STANLEY WORKS AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (in Millions of Dollars)

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

                                                                          Fiscal Year Ended
                                                -------------------------------------------------------------------------------
                                                January 1     January 2     January 3    December 28   December 30    January 1
                                                  2000          1999          1998           1996         1995          1994
                                                ---------     ---------     --------      ---------     ---------     ---------
Earnings (loss) before income taxes and
  cumulative adjustment for accounting change   $   230.8     $   215.4     ($  18.6)     $   174.2     $   112.8     $   148.0

Add:
   Interest expense                             $    32.9     $    30.5     $   24.2      $    27.6     $    35.2          31.4
   Portion of rents representative of
     interest factor                                 14.2          15.0         11.6           12.2          13.4     $    11.7
   Amortization of expense on
     long-term debt                                   0.2           0.3          0.2            0.2           0.3           0.4
   Amortization of capitalized interest               0.2           0.2          0.3            0.3           0.3           0.4
                                                ---------     ---------     --------      ---------     ---------     ---------
Income as adjusted                              $   278.3     $   261.4     $   17.7      $   214.5     $   162.0     $   191.9
                                                =========     =========     ========      =========     =========     =========

Fixed charges:
   Interest expense                             $    32.9     $    30.5     $   24.2      $    27.6     $    35.2     $    31.4
   Portion of rents representative of
     interest factor                                 14.2          15.0         11.6           12.2          13.4          11.7
   Amortization of expense
     on long-term debt                                0.2           0.3          0.2            0.2           0.3           0.4
   Capitalized interest                                --            --           --            0.2           0.1           0.1
                                                ---------     ---------     --------      ---------     ---------     ---------
Fixed charges                                   $    47.3     $    45.8     $   36.0      $    40.2     $    49.0     $    43.6
                                                =========     =========     ========      =========     =========     =========
Ratio of earnings to fixed charges                   5.88          5.71         0.49           5.34          3.31          4.40
                                                =========     =========     ========      =========     =========     =========
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